Exhibit 10.13

Health Discovery Corporation
2 East Bryan Street, Suite 1500
Savannah, Georgia 31401

January 31, 2013

Stephen D. Barnhill, M.D.

Re: Termination of Consulting Agreement

Dear Steve:

The purpose of this letter is to notify you that effective January 31, 2013 (the “Termination Date”) Health Discovery Corporation (the “Company”) has terminated the Consulting Agreement dated October 21, 2012 by and between Stephen D. Barnhill, M.D. and Associates, LLC and the Company (“Agreement”) for cause.

As you are aware, the Agreement was entered into for the purpose of an orderly transition of management duties, assistance with special projects, and the successful completion and commercialization of the Retinalyze partnership with Doctors Optimal. The following is a non-exhaustive list of ways in which your performance under the Agreement has not complied with commercially reasonable performance standards or the terms of the Agreement:

1.
Retinalyze. You have failed to roll-out the project effectively, thereby delaying the progression of profitability for the Company. You have failed to take initiative, to provide continuous leadership to the project or to set and enforce appropriate performance standards, task lists and deadlines.

2.
Other Projects. You have failed to carry out tasks for special projects assigned by John Norris, J.D., MBA and Herbert Fritsche, Ph.D. You have failed to prepare and submit certain project status summaries or progress reports in sufficient detail for Drs. Norris and Fritsche to properly manage your work or maximize the value of your services to the Company.

3.	Time Sheets. You have not completed time sheets indicating the tasks performed and progress made, as well as hours you have expended in providing services to the Company.

4.	Expenses. You have not properly sought advance approval from the Company for expenses or submitted timely expense reports for charges that require reimbursement.

Additionally, it was made clear by letter dated January 7, 2013 (the “Initial Termination Letter”), in which the Company exercised its 120 day termination right pursuant to the terms of the Agreement, that you must correct your performance failures and take certain other measures in order to continue to receive payment under the Agreement. In particular, the Company required you to submit your time sheets for previous work and summaries of services for ongoing work for approval and certification by the Company or the Company’s designee. You were notified that failure to correct your performance and non-compliance with the certification of hours would result in immediate termination of the Agreement.

Accordingly, you are hereby notified that the Agreement has been terminated as of the Termination Date. Should you have any questions or comments regarding this notice, feel free to contact me.

Sincerely,

/s/ John A. Norris, J.D., M.B.A.
Chief Executive Officer

cc: Dr. Joseph McKenzie
Dr. Herbert Fritsche
Mr. Sumio Takeichi
Daniel B. Nunn, Jr., Esq.